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                                                                     EXHIBIT 5.1


July 31, 1998


Laserscope
3052 Orchard Drive
San Jose, CA  95134-2011

           REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

           We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 31, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 150,000 additional shares of your Common Stock (the "Shares") reserved for issuance under the 1989 Employee Stock Purchase Plan (the "1989 Stock Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the 1989 Stock Plan.

           It is our opinion that, when issued and sold in the manner referred to in the 1989 Stock Plan and pursuant to the respective agreement which accompanies each grant under the 1989 Stock Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

           We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                            Sincerely,


                                            VENTURE LAW GROUP
                                            A Professional Corporation

                                            /s/ VENTURE LAW GROUP

MLS